Exhibit 3.1

AMENDMENT NO. 1 TO THE

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP

OF

LANDMARK INFRASTRUCTURE PARTNERS LP

July 31, 2017

This First Amendment (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Landmark Infrastructure Partners LP (the “Partnership”), dated as of August 8, 2016 (the “Partnership Agreement”), is hereby adopted, effective as of July 31, 2017, by Landmark Infrastructure Partners GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

RECITALS

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class or series of the Partnership Interests as compared to other classes or series of Partnership Interests in any material respect;

WHEREAS, Section 13.2 of the Partnership Agreement provides that the General Partner may propose amendments which shall be effective upon approval by the General Partner and approval by the holders of common units and subordinated units of the Partnership (as more fully described below) at a Special Meeting called in accordance with Section 13.4 of the Partnership Agreement;

WHEREAS, the Board of Directors (the “Board”) of the General Partner has approved an internal reorganization of the Partnership’s organizational structure and intends to transfer substantially all of the Partnership’s operating assets to a new wholly owned subsidiary (the “REIT Subsidiary”) that qualifies as a real estate investment trust, as defined in Section 856 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Amendment will (i) impose certain ownership limitations and transfer restrictions on Partnership Interests in order for the REIT Subsidiary to qualify as a real estate investment trust under the Code (the “Transfer Restrictions”) and (ii) reflect our intention to treat distributions paid on the issued and outstanding preferred units as distributions to partners in their capacity as partners rather than as guaranteed payments for the use of capital for U.S. federal income tax purposes;

WHEREAS, the Board has determined this Amendment is advisable and in the best interests of the Partnership and, by unanimous vote, approved this Amendment, subject to the approval of the Transfer Restriction provisions of this Amendment by a Unit Majority;

WHEREAS, at a Special Meeting of the Limited Partners called in accordance with Section 13.4 of the Partnership Agreement, the General Partner proposed the Transfer Restriction provisions of this Amendment and holders of (i) a majority of the Partnership’s Outstanding Common Units, excluding those Common Units held by the General Partner and its Affiliates, and (ii) a majority of the Partnership’s Outstanding Subordinated Units, each voting as a separate class, approved the Transfer Restriction provisions of this Amendment; and

WHEREAS, the General Partner is, pursuant to its authority under Sections 13.1 and 13.2 of the Partnership Agreement, adopting this Amendment and will notify all Record Holders upon final adoption of this Amendment.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Article I.
AMENDMENTS TO THE PARTNERSHIP AGREEMENT

Section 1.1Section 1.1 of the Partnership Agreement is hereby amended to add the following definitions in the appropriate alphabetical order:

“Beneficial Tax Ownership” means ownership of a Partnership Interest by a Person, whether held directly or indirectly (including by a nominee), and shall include Partnership Interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, if such Partnership Interests were stock of a corporation. The terms “Beneficial Tax Owner,” “Beneficially Owns for Tax Purposes,” “Beneficially Owning for Tax Purposes” and “Beneficially Owned for Tax Purposes” shall have the correlative meanings.

“Charitable Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 4.11(i)(vi); provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Constructive Tax Ownership” means ownership of a Partnership Interest by a Person, whether held directly or indirectly (including by a nominee), and shall include Partnership Interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Tax Owner,” “Constructively Owns for Tax Purposes,” “Constructively Owning for Tax Purposes” and “Constructively Owned for Tax Purposes” shall have the correlative meanings.

“Excepted Holder” means any Person for whom an Excepted Holder Limit is created by the General Partner pursuant to Section 4.11(g).

“Excepted Holder Limit” means for each Excepted Holder the percentage limit established pursuant to Section 4.11(g), which limit is expressed as one or more percentages of the capital interest or profit interest in the Partnership or outstanding Partnership Interests, and may apply with respect to one or more outstanding classes or series of Partnership Interests or all classes or series of Partnership Interests in the aggregate.

“Fair Value” means, with respect to any Partnership Interest or other asset, the fair market value of such Partnership Interest or other asset that would be obtained in an arms’ length negotiated transaction between an informed and willing purchaser under no compulsion to purchase and an informed and willing seller under no compulsion to sell.  Without limiting the foregoing, except as otherwise provided in this Agreement, the Fair Value of any Partnership Interest will be determined the General Partner.

“Ownership Limit” means a nine and eight-tenths percent (9.8%) interest in either (i) the capital or profits of the Partnership, or (ii) any class or series of outstanding Partnership Interests (determined based on the value or number of Units of such class or series, whichever is more restrictive), including Common Units and Preferred Units.  The number and value of outstanding Partnership Interests shall be determined by the General Partner in good faith, which determination shall be conclusive for all purposes hereof.

“Preferred Distributions” means Series A Distributions and Series B Distributions.

“Prohibited Owner” means, with respect to any purported transfer, any Person who, but for the provisions of Section 4.11(i), would Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes Partnership Interests.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“REIT Qualification Date” means the effective date of the REIT Subsidiary’s election to be taxed as a REIT.

“REIT Subsidiary” has the meaning set forth in the preamble.

“Restriction Termination Date” means the date on which the REIT Subsidiary’s board of directors and the Board determines that it is no longer in the best interest of the REIT Subsidiary and the Partnership for the REIT Subsidiary to qualify as a REIT or the Partnership ceases to own a REIT.

“Trust” means any trust for the exclusive benefit of one or more Charitable Beneficiaries, as provided for in Section 4.11(a)(ii).

“Trustee” means the Person unaffiliated with the Partnership and a Prohibited Owner, that is appointed by the Partnership to serve as trustee of the Trust.

Section 1.2The Partnership Agreement is hereby amended by adding the following Section 4.11 immediately following Section 4.10 of the Partnership Agreement:

“Section 4.11 REIT Ownership Restrictions.

(a)Ownership Limitations. During the period commencing on the REIT Qualification Date and prior to the Restriction Termination Date:

(i)Basic Restrictions.

(A)

No Person, other than an Excepted Holder, shall Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes Partnership Interests in excess of the Ownership Limit, and no Excepted Holder shall Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes Partnership Interests in excess of the applicable Excepted Holder Limit for such Excepted Holder.

(B)

No Person shall Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes Partnership Interests to the extent that such Beneficial Tax Ownership or Constructive Tax Ownership would result in the REIT Subsidiary being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT (including Beneficial Tax Ownership or Constructive Tax Ownership that would result in the REIT Subsidiary owning (actually or Constructively Owned for Tax Purposes) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the REIT Subsidiary from such tenant would cause the REIT Subsidiary to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(ii)Transfer in Trust. If any transfer of Partnership Interests occurs which, if effective, would result in any Person Beneficially Owning for Tax Purposes or Constructively Owning for Tax Purposes Partnership Interests in violation of Section 4.11(a)(i)(A) or (B):

(A)

then the Partnership Interests, the Beneficial Tax Ownership or Constructive Tax Ownership of which otherwise would cause such Person to violate Section 4.11(a)(i)(A) or (B), shall be automatically transferred to a Trust for the exclusive benefit of one or more Charitable Beneficiaries, as described in Section 4.11(i), effective as of the close of business on the Business Day prior to the date of such purported transfer to the Prohibited Owner, and such Person shall acquire no rights in such Partnership Interests; and

(B)

if the transfer to the Trust described in Section 4.11(a)(ii)(A) would not be effective for any reason to prevent the violation of Section 4.11(a)(i)(A) or (B), then the transfer of the Partnership Interests that otherwise would cause any Person to violate Section 4.11(a)(i)(A) or (B) shall be void ab initio, and the intended transferee shall acquire no rights in such Partnership Interests.

(C)	In determining which Partnership Interests are to be transferred to a Trust in accordance with this Section 4.11(a)(ii) and Section

4.11(i), Partnership Interests shall be so transferred to a Trust in such manner as minimizes the aggregate value of the Partnership Interests that are transferred to the Trust (except as provided in Section 4.11(f)) and, to the extent not inconsistent therewith, on a pro rata basis.

(D)

To the extent that, upon a transfer of Partnership Interests pursuant to this Section 4.11(a)(ii), a violation of any provision of Section 4.11(a)(i) would nonetheless be continuing, then Partnership Interests shall be transferred to that number of Trusts, each having a Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 4.11(a)(i).

(b)Remedies for Breach.  If the General Partner shall at any time determine in good faith that a transfer or other event has taken place that results in a violation of Section 4.11(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Tax Ownership or Constructive Tax Ownership of any Partnership Interests in violation of Section 4.11(a)(i) (whether or not such violation is intended), the General Partner shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including refusing to give effect to such transfer pursuant to this Agreement or in the records of the Partnership, or instituting proceedings to enjoin such transfer or other event; provided, however, that any transfer or attempted transfer or other event in violation of Section 4.11(a)(i) shall automatically result in the transfer to the Trust described above, and, where applicable, such transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the General Partner.

(c)Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Tax Ownership or Constructive Tax Ownership of Partnership Interests that will or may violate Section 4.11(a)(i) or any Person who would have owned Partnership Interests that resulted in a transfer to the Trust pursuant to the provisions of Section 4.11(a)(ii) shall immediately give written notice to the Partnership of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Partnership such other information as the Partnership may request in order to determine the effect, if any, of such transfer on the REIT Subsidiary’s status as a REIT.

(d)Owners Required to Provide Information. From the REIT Qualification Date and prior to the Restriction Termination Date, each Partner, each Beneficial Tax Owner, each Constructive Tax Owner and each Person (including the unitholder of record) who is holding Partnership Interests for an actual owner, Beneficial Tax Owner or Constructive Tax Owner, shall promptly provide to the Partnership such information as the General Partner may reasonably request in order to determine the REIT Subsidiary’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

(e)Remedies Not Limited. Nothing contained in this Section 4.11 shall limit the authority of the General Partner to take such other action as it deems necessary or advisable to protect the REIT Subsidiary’s status as a REIT or to assist the Partnership, the REIT Subsidiary and their owners in preserving the REIT Subsidiary’s status as a REIT.

(f)Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 4.11, or any definition contained in this Agreement, the General Partner shall have the power to determine the application of the provisions of this Section 4.11 or any such definition with respect to any situation based on the facts known to it.  If a Person would have (but for the remedies set forth in this Section 4.11) acquired Beneficial Tax Ownership or Constructive Tax Ownership of Partnership Interests in violation of Section 4.11(a), such remedies (as applicable) shall apply first to the Partnership Interests which, but for such remedies, would have been actually owned by such Person, and second to Partnership Interests which, but for such remedies, would have been Beneficially Owned for Tax Purposes or Constructively Owned for Tax Purposes (but not actually owned) by such Person, pro rata among the Persons who actually own such Partnership Interests based upon the relative number of the Partnership Interests held by each such Person.

(g)Exceptions and Cooperation.  The General Partner, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the limits set forth in Section 4.11(a)(i)(A), or may establish or increase an Excepted Holder Limit for such Person, if the General Partner determines, based on such representations and undertakings from such Person to the extent required by the General Partner and as are reasonably necessary to ascertain, that such exemption will not cause such Person to violate Section 4.11(a)(i)(B).

(h)Legend.  Each certificate representing Partnership Interests shall bear substantially the following legend, in addition to any other legends required by this Agreement, applicable law or otherwise deemed appropriate by the General Partner in its sole discretion:

“The Partnership Interests represented by this certificate are subject to restrictions on Beneficial Tax Ownership and Constructive Tax Ownership and transfer for the purpose of the REIT Subsidiary’s maintenance of its status as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Partnership’s THIRD AMENDED AND RESTATED Limited Partnership Agreement, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “partnership agreement”), (i) no Person may Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes in excess of a 9.8% interest in the Partnership’s capital or profits or in any class or series of outstanding Partnership interests (determined based on the value or number of Units of such class or series, whichever is more restrictive)

unless such Person is an Excepted Holder (in which case such Excepted Holder Limit shall be applicable) and (ii) no Person may Beneficially Own for Tax Purposes or Constructively Owns for Tax Purposes Partnership Interests that would result in the REIT Subsidiary being “closely held” under Section 856(h) of the Code or otherwise cause the REIT Subsidiary to fail to qualify as a REIT.  Any Person who Beneficially Owns for Tax Purposes or Constructively Owns for Tax Purposes or attempts to Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes Partnership Interests which causes or will cause a Person to Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes Partnership Interests in excess or in violation of the above limitations must immediately notify the Partnership.  If any of the restrictions on transfer or ownership are violated, the Partnership Interests, or a portion thereof, represented hereby will be automatically transferred to a Trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries, and then sold by the trustee or redeemed by the partnership.  Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this legend have the meanings defined in Partnership Agreement, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Partnership Interests on request and without charge.  Requests for such a copy may be directed to the Partnership at its principal office.”

(i)Transfer of Partnership Interests in Trust.

(i)Ownership in Trust. Upon any purported transfer or other event described in Section 4.11(a)(ii) that would result in a transfer of Partnership Interests to a Trust, such Partnership Interests shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported transfer or other event that results in the transfer to the Trust pursuant to Section 4.11(a)(ii). The General Partner shall establish the Trust, and the Trustee shall be appointed by the General Partner and shall be a Person unaffiliated with the Partnership and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the General Partner as provided in Section 4.11(i)(vi).

(ii)Status of Partnership Interests Held by the Trustee. Partnership Interests held by the Trustee shall be issued and outstanding Partnership Interests.  The Prohibited Owner shall have no rights in Partnership Interests held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Partnership Interests held in trust by the Trustee, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the Partnership Interests held in the Trust.

(iii)Distribution and Voting Rights. The Trustee shall have all voting rights and rights to distributions with respect to Partnership Interests held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Partnership that the Partnership Interests have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Trustee.  Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Partnership Interests held in the Trust and, subject to Delaware law, effective as of the date that the Partnership Interests have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Partnership that the Partnership Interests have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Partnership has already taken irreversible limited partnership action in connection with such vote, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 4.11, until the Partnership has received notification that Partnership Interests have been transferred into a Trust, the Partnership shall be entitled to rely on its Partnership Interest transfer and other records for purposes of determining Partners entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Partners.

(iv)Sale of Partnership Interests by Trustee. Within twenty (20) days of receiving notice from the General Partner that Partnership Interests have been transferred to the Trust, and unless the General Partner first provides notice to the Trustee of its intention to cause the Partnership to purchase such Partnership Interests pursuant to Section 4.11(i)(v), the Trustee shall sell the Partnership Interests held in the Trust to a Person or Persons, designated by the Trustee, who is not a Prohibited Owner.  Such Partnership Interests shall be sold for such consideration and on such other terms as the General Partner determines in its sole discretion.  Upon such sale, the interest of the Charitable Beneficiary in the Partnership Interests sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.11(i)(iv).  The Prohibited Owner shall receive an amount equal to (1) the lesser of (x) the price paid by the Prohibited Owner for the Partnership Interests or, if the Prohibited Owner did not give value for the Partnership

Interests in connection with the event causing the Partnership Interests to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Fair Value of the Partnership Interests on the day of the event causing the Partnership Interests to be held in the Trust and (y) the price received by the Trustee (net of any commissions and other expenses of sale, including costs and expenses incurred by the Partnership) from the sale or other disposition of the Partnership Interests held in the Trust, less (2) the aggregate amount of all of the Partnership’s expenses in connection with each of the purported transfer to the Prohibited Owner and the transfer by the Trust (including in each case, but not limited to, the legal and accounting fees incurred by the Partnership and the General Partner), which the Trustee will pay to the Partnership prior to any distribution of funds to the Prohibited Owner.  The Trustee may also reduce the amount payable to the Prohibited Owner by the amount of distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.11(i)(iii).  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Partnership that Partnership Interests have been transferred to the Trustee, such Partnership Interests are transferred by a Prohibited Owner, then (i) such Partnership Interests shall be deemed to have been transferred on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Partnership Interests that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.11(i)(iv), such excess shall be paid to the Trustee upon demand.

(v)Purchase Right in Partnership Interests Transferred to the Trustee. Partnership Interests transferred to the Trustee shall be deemed to have been offered for sale to the Partnership, or its designee, at a price equal to (1) the lesser of (x) the price in the transaction that resulted in such transfer to the Trust or, in the event value was not given in the transaction that resulted in such transfer (e.g., in the case of a gift, devise or other such transaction), the Fair Value of the Partnership Interests at the time of such transaction and (y) the Fair Value of the Partnership Interests on the date the Partnership, or its designee, accepts such offer, less (2) the aggregate amount of all of the Partnership’s expenses in connection with each of the purported transfer to the Prohibited Owner and the transfer by the Trust (including in each case, but not limited to, the legal and accounting fees incurred by the Partnership and the General Partner), which the Trustee will pay to the Partnership prior to any distribution of funds to the Prohibited Owner.  The Partnership may also reduce the amount payable to the Prohibited Owner by the amount of distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.11(i)(iii).  The Partnership, or its designee, shall pay the amount of any such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Partnership, or its designee, shall have the right to accept such offer until the Trustee has sold the Partnership Interests held in the Trust pursuant to Section 4.11(i)(iv). Upon such a sale to the Partnership or its designee, the interest of the Charitable Beneficiary in the Partnership Interests sold shall terminate and the Trustee shall distribute the net proceeds of the sale, after the deductions contemplated above, to the Prohibited Owner.

(vi)Designation of Charitable Beneficiaries. By written notice to the Trustee, the General Partner shall designate one or more nonprofit organizations to be the

Charitable Beneficiary of the interest in the Trust such that (i) the Partnership Interests held in the Trust would not violate the restrictions set forth in Section 4.11(a)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(vii)Facilitating Amendments at General Partner’s Discretion. Notwithstanding anything to the contrary in this Agreement, in the event of any transfers to or by a Trust in accordance with this Section 4.11(i), the General Partner shall be entitled, in its sole discretion and without the consent or agreement of any other Partner, to make such amendments to this Agreement as it deems necessary from time to time in order to reflect that the Trust(s) or any subsequent transferees may not assume all of the obligations attaching to the subject Partnership Interests.

(j)Enforcement. The Partnership is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 4.11.

(k)Stock Exchange Transactions.  Nothing in this Section 4.11 shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ Global Market or any other applicable national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 4.11 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 4.11.”

Section 1.3The Partnership Agreement is hereby amended by adding the following provision to the first sentence of Section 6.1(a)(i), after the word “Unitholders”:

“(other than Preferred Holders in respect of their Preferred Units)”.

Section 1.4The Partnership Agreement is hereby amended by adding the following provision to the first sentence of Section 6.1(d)(iii)(A), after the words “to Section 12.4”:

“or with respect to Preferred Units”.

Section 1.5The Partnership Agreement is hereby amended by replacing Section 6.1(d)(x)(B) in its entirety, and inserting new Sections 6.1(d)(x)(C) and 6.1(d)(x)(D), with the following:

“(B)Items of Partnership gross income or gain for the taxable period, if any, shall be allocated to each Preferred Holder with respect to his Preferred Units in proportion to, and to the extent of, an amount equal to the excess, if any, of (x) the cumulative amount of all Preferred Distributions made with respect to such Preferred Units from the date such Preferred Units were issued to a date 45 days after the end of the current taxable period, over (y) the aggregate amount of items of Partnership gross income and gain allocated with respect to such Preferred Units pursuant to this Section 6.1(d)(x)(B) for the current taxable period and all previous taxable periods.

(C)Items of Partnership gross income or gain for the taxable period, if any, shall be allocated to each Preferred Holder with respect to his Preferred Units in proportion to, and to the extent of, an amount equal to the excess, if any, of (x) the cumulative amount of all Net Loss allocated with respect to such Preferred Units pursuant to Section 6.1(b)(ii) for all previous taxable periods, over (y) the aggregate amount of items of Partnership gross income and gain allocated with respect to such Preferred Units pursuant to this Section 6.1(d)(x)(C) for the current taxable period and all previous taxable periods.

(D)After the application of Sections 6.1(d)(x)(B) and (C), Net Termination Gain, if any, for the taxable period (or, to the extent necessary, items of income and gain for the taxable period) shall be allocated to each Preferred Holder in proportion to, and to the extent of, an amount equal to the excess, if any, of (x) the Stated Preferred Unit Liquidation Preference with respect to such holder’s Preferred Units, over (y) such holder’s existing Capital Account balance in respect of its Preferred Units, until the Capital Account balance of each such holder in respect of its Preferred Units is equal to the Stated Preferred Unit Liquidation Preference in respect of such Preferred Units.”

Section 1.6The Partnership Agreement is hereby amended by replacing Section 6.2(f) in its entirety with the following:

“(f)

Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the last Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; provided further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. Partnership dividend income shall be treated as an extraordinary item pursuant to Treasury Regulation Section 1.706-4(e)(2)(ix) and shall be allocated to the Partners at the time of day on which such dividend income is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the partnership.”

Section 1.7The Partnership Agreement is hereby amended by deleting the last sentence from Section 16.3(a).

Section 1.8The Partnership Agreement is hereby amended by deleting the last sentence from Section 17.3(a).

Article II.
MISCELLANEOUS

Section 2.1General.  Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 2.2Severability.  If any provision or part of a provision of this Amendment is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Amendment shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 2.3Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

LANDMARK INFRASTRUCTURE PARTNERS GP LLC

By: /s/ George Doyle
Name: George Doyle
Title:  Chief Financial Officer

Signature Page to the Amendment to the Third Amended and Restated Agreement of

Limited Partnership of Landmark Infrastructure Partners LP